THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE. THE SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL FOR THE COMPANY THAT THE PROPOSED TRANSACTION WILL BE EXEMPT FROM SUCH REGISTRATION.

                                PROMISSORY NOTE

                                                               November __, 1999
                                                                   $1,000,000.00

San Jose, California

For value received, TOPTEAM, INC., a Delaware corporation ("Maker"), promises to pay to the order of EMARKETPLACE, INC., a Delaware corporation ("Payee"), at 255 West Julian Street, Suite 100, San Jose, California 95110, or at such other location as Payee may from time to time designate, the principal sum of One Million and no/100 Dollars ($1,000,000.00), or so much thereof as shall be outstanding from time to time, together with interest thereon from the date hereof until this Note has been paid in full on the terms and conditions contained herein.

         1. Interest shall be computed, and principal and interest shall be due and payable, as follows:

               (a) Interest shall accrue on the outstanding principal balance hereunder at a per annum rate equal to the lesser of (i) seven percent and (ii) the highest annual rate which may lawfully be charged and collected under applicable law on the obligations evidenced by this Note. Interest hereunder shall be computed on the basis of a 365-day year and actual days elapsed.

               (b) Installments of interest shall be payable on the first day of each month during the term of this Note.

               (c) The entire unpaid principal balance, together with all accrued and unpaid interest, shall be due and payable on the second anniversary of the date of this Note (the "Maturity Date"). All accrued and unpaid interest shall be due and payable on the Maturity Date.

         2. All payments shall be applied first to interest on the outstanding principal balance at the interest rate stated in this Note and any balance shall then be applied to reduction of principal, and interest shall thereafter cease on the principal so paid. Principal and interest shall be payable in lawful money of the United States.

         3. Maker shall have the right to prepay this Note, at any time, in whole or in part, at a prepayment price equal to the principal being prepaid plus accrued interest thereon, without any premium or penalty. This Note shall be subject to mandatory prepayment in whole at a prepayment price equal to the outstanding principal of this Note plus accrued interest thereon, without any premium or penalty, on the date of closing of an initial public offering of the Common Stock pursuant to a registration statement under the Securities Act of 1933 in a transaction that generates gross proceeds of not less than $25,000,000.

         4. The occurrence of any of the following shall constitute an "Event of Default" hereunder:

               (a) Default in the payment of any installment of interest or principal on this Note when due or in the performance of any other obligation of Maker hereunder pursuant to the terms hereof.

               (b) The filing by Debtor of any petition for relief under any applicable bankruptcy or insolvency law.

         Upon the occurrence of any such Event of Default, then in addition to all other rights and remedies set forth herein, or at law or in equity, the entire unpaid balance of principal on this Note, together with all accrued interest thereon may be declared by Payee to be immediately due and payable without notice to Maker.

         5. If this Note is not paid when due or if an Event of Default occurs, Maker promises to pay all costs of collection, including, but not limited to, reasonable attorneys' fees incurred by Payee on account of such collection, whether or not suit is filed hereon.

         6. Except as expressly provided herein, Maker waives presentment, demand, notice, protest and all other demands or notices in connection with the delivery, acceptance, endorsement, performance, default, or enforcement of this Note, assents to any and all extensions or postponements of the time of payment or any other indulgence, to any substitution, exchange, or release of security, or to the addition or release of any other party or person primarily or secondarily liable.

         7. This Note shall be governed by and construed in accordance with the laws of the State of California.

         8. Reference in this Note to "Payee" shall mean the original Payee hereunder so long as such payee shall be the Payee of this Note and thereafter shall mean any subsequent Payee of this Note.

         9. Time is of the essence of each obligation of Maker hereunder.

         10. No delay or omission on the part of Payee in exercising any rights hereunder, or any other instrument given to secure this Note, whether before or after a default or Event of Default hereunder or under said instruments, shall operate as a waiver of such right or default or Event of

Default or of any other right hereunder or under said instruments, and the acceptance at any time by Payee of any past-due amounts shall not be deemed to be a waiver of the right to require prompt payment when due of any other amounts then or thereafter due and payable hereunder or thereunder.

         11. In the event that any provision of this Note shall become declared inoperable by any Court or become inoperable as a result of any law or ruling hereafter adopted by any governmental authority, the remainder of its terms shall remain in full force and effect and modification of the terms hereof required by law shall apply as though the same were an original term or condition hereof.

         12. The remedies of Payee as provided herein or at law or in equity, shall be cumulative and concurrent, and may be pursued singly, successively, or together at the sole discretion of Payee.

         13. Maker may not assign its duties and obligations under this Note without the prior written consent of Payee, which consent may be given or denied in Payee's sole and absolute discretion. Payee may not assign its rights, duties and obligations under this Note to any person or entity, other than an affiliate of Payee, without the prior written consent of Maker, which consent may be given or denied in Maker's sole and absolute discretion.


                                   MAKER: TOPTEAM, INC.


                                   By: /s/ ROBERT WALLACE
                                   ---------------------------------------
                                   Robert Wallace, Chairman

                                      -3-